EXHIBIT 10(0)


                             EMPLOYMENT AGREEMENT


      This Agreement to be effective February 15, 1999 is entered into by and between AIM Group, Inc., a Delaware corporation and its wholly-owned subsidiary American Internet Media, Inc., a Delaware corporation in formation, (the "Employer"), and Theodore L. Lamb, 6705 Polo Drive, Cumming, Georgia 30040 (the "Employee").

                                  WITNESSETH:

      WHEREAS, Employer intends to engage in the information technology and related businesses including but not limited to internet services, software development and sales, world wide web site development and sales, point of sales technology and media and advertising, (the "Information Technologies"); and to conduct research, experimentation, development, and exploitation of these related technologies and to engage in other businesses; and

      WHEREAS, Employer desires to employ Employee as a Director and Chief Operating Officer of AIM Group, Inc.; and Director and Chief Operating Officer of American Internet Media, Inc. (the "Company") of Employer, and Employee desires to be employed by Employer in such capacities pursuant to the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

      1.    EMPLOYMENT: DUTIES AND RESPONSIBILITIES

      Employer hereby employs Employee as a Director and Chief Operating Officer of AIM Group, Inc.; and Director and Chief Operating Officer of American Internet Media, Inc. of Employer. Subject at all times to the direction of the Officers and Board of Directors of Employer, Employee shall serve in these capacities to be in charge of the overall operations of AIM Group, Inc. and the operations of American Internet Media, Inc. including the performance of such other general services and duties as the Board of Directors shall determine. Employee shall serve in such other positions and offices of the Employer and its affiliates, if selected, without any additional compensation.

      Employee shall interrelate with outside sources and stimuli (conference, journals, consultation, etc.) and remain aware and current of the opportunities, both business and technical in nature particular to the field of Information Technologies.

      Employee shall have direct responsibility over the operations of AIM Group, Inc. and the operations of American Internet Media, Inc stated in this
Section 1.

      To confer with the Directors and other Officers of the Corporation on ideas and proposals to further define time opportunities and gain rationale to propose to the Board of Directors a formal long term as well as immediate plan of both local, national, and international business.

      In the performance of all of the involved research and product/project development stages and to be aware of other affiliates as well as outside entities also involved in supporting the progress of the projects to completion. Furthermore to be responsible for their being informed in a timely manner to provide for the most efficient and straight forward coordination of efforts, generally stated, to keep things going.

      2.    FULL TIME EMPLOYMENT

      Employee hereby accepts employment by Employer upon the terms and conditions contained herein and agrees that during the term of this Agreement, the Employee shall devote substantially all of his business time, attention, and energies to the business of the Employer. Employee, during the term of this Agreement, will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity, provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on his part on the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially at any time more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer,
(c) preventing Employee from engaging in any activities, if he receives the prior written approval of the Board of Directors of Employer with respect to his engaging in such activities.

      3.    RECORDS

      In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employer which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

      4.    TERM

      Employee's employment hereunder shall be for a period of two one-year terms to commence on the date hereof and end one year from date. Each one year term shall be deemed a Contract Year.

      5.    COMPENSATION


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      (a)   As full  compensation  ("Base  Salary") for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

            (i) BASE SALARY. Employer, during the term hereof, shall pay Employee a base salary at the rate of One-Hundred Twenty Thousand Dollars ($120,000) per annum, payable semi-monthly; during the second-year term, Employer shall pay Employee a base salary at the rate of One Hundred-Fifty Thousand Dollars ($150,000) per annum provided that the trailing twelve month net sales for the Company are in excess of $10 million and the net profits are in excess of $1 million. If this Agreement is renewed for a subsequent term or terms, base salary shall be increased pursuant to; a) a minimum of Five-Percent (5%) per year (the "Minimum Increase"); or b) as the Board of Directors shall determine if in excess to the Minimum Increase, payable semi-monthly beginning January 1, 2001 subject to the performance criteria as outlined in Section 1. Future salary increases will be subject to mutual agreement in accordance with job performance.

      Directors may consider other meritorious adjustments in compensation or a bonus under appropriate circumstance including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation.

            (ii) PERFORMANCE BONUS. Upon the proposed establishment of the Company's Performance Profit Sharing Plan (the"Plan"), Employee shall receive a performance bonus of the pre-tax profit generated from the Employer ("additional compensation") as shall be determined by the Board of Directors of AIM Group, Inc.

            (iii) INCENTIVE STOCK OPTION. Employee shall also receive stock options under Employer's parent AIM Group, Inc. ("AIM") 1997 Incentive Stock Option Plan or such other Incentive Stock Option Plan then in existence (the "ISO Plan") to purchase shares of AIM's Common Stock. The number of options to be issued to Employee will be set forth by AIM's Board of Directors from time to time at their sole discretion. Initially, the Employee shall receive options at minimum, equal to 33,333 common shares of AIM Group, Inc. exercisable at $3.00 per share in accordance with the terms of the ISO Plan. The ISO Plan provides a 10 year exercise period and vests 25% per year. During the second year of employment, the Employee shall receive options provided the performance criteria is reached as described in Section 5(a)(i) with respect to target net revenues of $10 million and net profits of $1 million at a minimum , equal to one-percent (1/2%) of the number of outstanding common shares of AIM Group, Inc. and the end of the first term exercisable at the price of the Common Stock on such day of issuance, each subject the terms as more clearly defined within the ISO Plan.

      (b) Employer shall reimburse Employee for the expenses incurred by Employee in connection with his duties hereunder, including travel on businesses, attending technical and business meetings, professional activities and entertainment, such reimbursement to be made in accordance with regular Employer policy and upon presentation by Employee of the details of, and originals of vouchers for, such expenses.


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      (c)   Employer shall provide to Employee,  as partial  consideration for the execution of this agreement, 33,333 common shares of AIM Group, Inc., subject to Rules 144 and 145 of the Securities Act of 1933.

The compensation to be paid to the Employee as described in Section 5 (a)(iii) and (c) above shall be subject to the acceptance by any regulatory authority having jurisdiction over the Employer. If all or any portion of Section 5
(a)(iii) and/or (c) should be negated, then the parties shall agree to such other form of compensation which would be mutually acceptable.

      6.    FRINGE BENEFITS

      (a) During the term of this Agreement, Employer shall provide at its sole expense to Employee, hospitalization, major medical, life insurance and other fringe benefits on the same terms and conditions as it shall afford other senior management employees. In addition, Employer will seek to provide key-man term life insurance on Employee in the amount of One Million Dollars ($1,000,000) to inure Three-Quarters (75%) to the benefit of Employer and One-Quarter (25%) to the benefit of the Employee's estate. Nothing herein shall require Employer to obtain or maintain such coverage.

      (b) During the term of this Agreement, Employer shall provide paid vacation to Employee which accrues from the date of execution of this Agreement. The annual paid vacation earned for each twelve month period is:
(i) three (3) weeks per annum up to three (3) years of  full-time  employment;
(ii) four (4) weeks per annum up to seven (7) years of full-time employment; and (iii) five (5) weeks per annum over seven (7) years of full-time employment.

      7.    SUBSIDIARIES

      For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer's affiliates.

      8.    INVENTORIES: SHOP RIGHTS

      All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee's employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitutes an improvement, on those heretofore, now or at any during Employee's employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Employer, or any services to be performed by Employer or of any product which shall or could reasonable be manufactured or developed or marketed in the reasonable expansion of Employer's business, shall be and continue to remain Employer's exclusive property, without any added compensation or any reimbursement for expenses to


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

Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

      Employee will also execute any instruments requested from time to time by Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer do such acts and execute such instrument as Employer may require but at Employer's expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any reimbursement for expenses (except as provided in Section 5 or otherwise and without any additional compensation of any kind of Employee.

      9.    NON-DISCLOSURE

      (a) Employee acknowledges that the services to be rendered by him or her to Employer are peculiar, special, unique and extraordinary, and that he may during the term of his employment obtain confidential information of Employer's method of doing business, secrets, customers, suppliers, formulae, and processes, the use or revelation of which by Employee during Employee's employment or after the termination of the employment hereunder, might, would or could injure or cause injury to Employer's business. Accordingly, Employee agrees to forever keep secret and inviolate any knowledge or information as to any of Employer's secret articles, devices, formulae, processes, invention, customers, suppliers, or discoveries and will not utilize the same for his private benefit or indirectly for the benefit of others and will never disclose such secret knowledge or information to anyone else. The foregoing shall not be applicable to any information which now is or hereafter shall be in the public domain in the context in which used provided the Employee does not release such information without Employer's authorization.

      (b) In addition, Employee agrees that all information received from principals and agents of Employer will be held in total confidence for a period of two (2) years following termination of employment.


      10.   NON-COMPETITION

      In consideration of the Employee's employment with Employer, its successors, present or future subsidiaries, or assigns during such time as may be mutually agreeable, of the compensation provided herein, of the Employee's Base Salary as an Employee and for other good and valuable consideration, receipt and adequacy of which are hereby acknowledged, Employee agrees:

      (a) That during the employment by Employer, Employee will not (i) engage in a business that competes, directly or indirectly, with any of the


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products, services or businesses of Employer; (ii) be or become a stockholder, partner, owner, officer, director, employee or agent of, or consultant to, or give financial or other assistance to, any person or entity engaged in or considering engaging in any such business; (iii) seek in competition with the business of Employer to procure orders from or do business with any customer of Employer; (iv) solicit, or contact with a view to the engagement or employment of, any person who is an employee of Employer; (v) seek to contract or engage (in such a way as to adversely affect or interfere with the business of Employer) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to Employer; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, partners, or employees of Employer to take any action which might be disadvantageous to Employer; provided, however, that nothing herein shall prohibit Employee from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.

      (b) That for a period of two years following termination of Employee's employment, Employer shall, at its option, have the right to require that the Employee not (i) engage in a business that competes, directly or indirectly with any of the products sold or businesses conducted by any division or subsidiary of Employer in which the Employee worked during the two (2) year period prior to the termination of the Employee's employment by Employer; (ii) be or become a stockholder, partner, owner, officer, director, employee or agent of, or a consultant to, or give financial or other assistance to, any person or entity engaged in or considering engaging in any such business;
(iii) seek in competition with the business of Employer to procure orders from or do business with any customer of Employer with which Employee had contact during the two years prior to termination of Employee's employment with Employer; (iv) solicit, or contact with a view to the engagement or employment of, any person who is an employee of Employer; (v) seek to contract or engage (in such a way as to adversely affect or interfere with the business of Employer) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to Employer; or (vi) engage in or participate in any effort or act to induce any of the customers, associates, consultants, partners, or employees of Employer to take any action which might be disadvantageous to Employer; provided, however, that nothing herein shall prohibit Employee from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The foregoing restrictions shall apply to conduct and activities in any city, county or state in the United States or in any foreign country in which any Employer subsidiary or division in which Employee worked during the two years prior to termination of Employee's employment with Employer sells products or services or conducts business. Employer shall, if it exercises its option set forth in this Section 10 (b), with respect to employment or consulting activities, make the payments described in Section 10 (d) below to Employee. In the event that the Employee would violate the provisions of this section following termination of Employee's employment, Employer may, at its option, extend the foregoing two (2) year period by the duration of the Employee's violation.


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      (c)   During Employee's  employment by Employer and during the course of the above-mentioned two (2) year period, Employee shall advise Employer in writing of each and every BONA FIDE OFFER subject to the restrictions set forth in this Agreement which Employee receives and wishes to accept. Employees notice shall be sufficiently detailed regarding the nature and scope of the offer and the identity and business of the offeror to permit Employer to make an informed decision whether to exercise its option hereunder, and shall include a copy of the written offer from the offeror. Employee agrees to supplement the notice with further information upon request by Employer.

      (d) Employer shall have ten (10) business days following receipt of Employee's written notification (and any requested supplement) to advise me of its election, in its sole discretion, either; (i) to waive the non-competition provisions of this Agreement, in which case Employee shall be free to accept such offer subject to all the other terms and conditions of any agreements with Employer relating to inventions and confidential information; or (ii) to insist upon Employers full compliance with the provisions of this Agreement. If Employer elects option (ii) with respect to an employment or consulting offer, Employer shall compensate Employee monthly in an amount equal to my latest monthly base pay as an employee of the Employer in lieu of salary, benefits and all other remuneration Employee would have received in connection with the proposed employment or consulting for a period beginning on the date of Employees notice as provided above and ending twenty-four (24) months from severance of Employee's employment with Employer. The amount payable may be reduced as provided herein. Monthly payments shall begin with the end of the month Employer elects option (ii) above. In the event Employee receives an offer of temporary or part-time employment or an offer to serve as consultant, the amount payable pursuant to this Section 10(d) shall be the lesser of (a) my latest monthly base pay or (b) the amount offered for temporary or part-time employment or consulting. Payments for temporary employment or consulting shall only be paid during the period for which Employee receives an offer of temporary employment or consulting.

      (e) The election by Employer of option (i) in Section 10(d) above with respect to any one offer shall not be deemed a release or a waiver with respect to any other offers which Employee may receive during the two-year period of restriction. Payments pursuant to Section 10(d) above will be adjusted if Employer exercises its option with respect to a subsequent offer of employment or consulting which results in different payments. Payments ender Section 10(d) will be based solely upon the most recent offer of employment or consulting presented to Employer. In no event will compensation ender Section 10(d) exceed Employee's latest monthly base pay as an employee of Employer.

      (f) If Employee accepts employment or performs services for any business acceptable to Employer or not subject to the restriction set forth in this Agreement during the two-year period of restriction, the amount of any compensation to which Employee may later become entitled hereunder shall be reduced by the amount by which compensation received for such employment or services exceeds the base pay Employee would have received at Employer for a period of time of the same duration as such employment or services. Employee shall promptly advise Employer in writing upon seeking payment pursuant to


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Section  10(d)  of  the  dates  such  acceptable  or  unrestricted  employment commenced and terminated and the compensation received therefor. In such case, Employer shall reduce future payments to Employee under Section 10(d) as provided herein.

Payments pursuant to Section 10(d) above shall also be reduced by an amount equal to the amount paid to Employee by Employer under any other agreement, if any, limiting Employee's right to subsequent employment.

      (g) Notices shall be sent to Employer at most recent corporate headquarters address, and to Employee at the most recent address Employer has for Employee, or at such different address as either party shall have given notice by certified mail, Return Receipt Requested. Refusal by either party to accept a notice shall be deemed receipt of that notice.

      (h) If any provision of this Section 10 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted herefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of activities, geographical area or time period covered, the parties agree that such provision instead shall be modified and deemed limited to the extent, and only to the extent, necessary to make such provisions enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction, and in such limited form shall be fully enforceable. The parties further agree to modify, re-execute and resubmit this Agreement to an appropriate court if necessary to effect the purpose of this Agreement. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

      (i)   The  Employee  acknowledges  and  agrees  that  a  breach  of  the provisions of this Agreement by the Employee will cause serious and irreparable damage to Employer that may be difficult to quantify and for which monetary damages alone will not be adequate. Accordingly, the Employee agrees that if Employer should bring an action to enforce its rights under this Agreement and if Employer establishes that Employee has breached any of the Employee's obligations under this Agreement, Employer shall be entitled to (i) temporary and/or permanent injunctive relief without the need for posting a bond, and (ii) reasonable attorneys' fees incurred by Employer in bringing and prosecuting any action for breach. Nothing in this Agreement shall be construed to prohibit Employer from pursuing any other legal or equitable remedy. Employee agrees that in no event will Employer be liable to Employee for damages in connection with Employer's enforcement of this Agreement in excess of the amounts specifically provided herein. Employee agrees that Employer, or its assignee, may assign this Agreement upon written notice to Employee.

      (j) In consideration for Employees obligations under this Agreement, Employer shall pay Employee upon termination of Employee's employment with Employer, as supplemental severance pay in addition to all other normal


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severance  benefits,  but  in  lieu  of  similar  severance  under  any  other non-competition agreement, if any, with Employer, three months of my latest Base Salary as an Employee of Employer.

      11.   INJUNCTION

      (a) Should Employee at any time reveal or threaten to reveal any such secret knowledge or information, or during any restricted period, engage or threaten to engage in any business in competition with that of Employer, or perform or threaten to perform any services for anyone engaged in such competitive business, or in any way violate or threaten to violate any of the provisions of this Agreement, Employer shall be entitled to an injunction restraining Employee from doing or continuing to do or performing any such acts; and Employee hereby consents to the issuance of such an injunction.

      (b) In the event that a proceeding is brought in equity to enforce the provisions of this Paragraph, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall Employer be prevented from seeking any other remedies which may be available.

      (c) The existence of any claim or cause of action by Employer against Employee, or by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

      12.   PRIOR AGREEMENTS

      Employee   represents  that  Employee  is  not  now  under  any  written agreement, nor has he previously, at any time entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent Employee from giving freely and Employer receiving the exclusive benefit of his services.

      13.   MISCELLANEOUS

      If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

      All prior agreements with respect to the subject matter hereof between the parties are hereby cancelled. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject


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matter of this Agreement  which are not set forth herein.  No  modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

      The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

      The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or conditions of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

      This Agreement shall be construed and governed by the laws of the State of Georgia.

      Except as provided in Section 10, any controversy or claim arising under, out of, or in connection with this Agreement or any breach or claimed breach thereof, shall be settled by arbitration before the American Arbitration Association, in Atlanta, Georgia, before a panel of three arbitrators, in accordance with its rules, and judgement upon any award rendered may be entered in any court having jurisdiction thereof.


IN WITNESS WHEREOF the parties have set their hands and seals this 15th day of February, 1999.


                                                 On Behalf of Employer:

                                                 AIM GROUP, INC. and
                                                 AMERICAN INTERNET MEDIA, INC.


                                             By: /s/PAUL R. ARENA
                                                 ----------------
                                                 PAUL R. ARENA, Director

                                                 /s/THEODORE L. LAMB
                                                 -------------------
                                                 THEODORE L. LAMB, Employee

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